Exhibit 10.3

EXPEDITED TREATMENT REQUESTED

UNITED STATES OF AMERICA

BEFORE THE

FEDERAL ENERGY REGULATORY COMMISSION

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Enbridge Energy, Limited Partnership	)	Docket No. OR06-___
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OFFER OF SETTLEMENT

Pursuant to 18 C.F.R. § 385.602 (2005), Enbridge Energy, Limited Partnership (“Enbridge Energy”), a common carrier oil pipeline regulated by the Commission, hereby submits this Offer of Settlement to supplement the Facilities Surcharge approved by the Commission in Enbridge Energy, Limited Partnership, 107 FERC ¶ 61,336 (June 30, 2004) (“Facilities Surcharge Order”).  With the support of the Canadian Association of Petroleum Producers (“CAPP”), an association that represents the producers of virtually all of the crude petroleum transported by Enbridge Energy,1 the settling parties seek Commission approval to implement an additional component of the Facilities Surcharge to permit recovery by Enbridge Energy of the costs of a planned expansion of its mainline capacity (the “Southern Access Mainline Expansion”).

In the Facilities Surcharge Order, the Commission approved the framework settlement that established the Facilities Surcharge as a component of Enbridge Energy’s U.S. tariff rates.  The basic concept underlying the Facilities Surcharge is to provide a flexible mechanism for Enbridge Energy to respond to shipper requests for enhancements or modifications to the

1 CAPP producer members account for more than 98 percent of Canada’s oil and gas production.  Approximately 97 percent of the crude petroleum transported on the Enbridge System originates in Canada.

pipeline system, greater variety in the types of crudes handled, and increased access by shippers to particular markets or crude types.  As negotiated with CAPP, the Facilities Surcharge permits Enbridge Energy to recover the costs associated with particular shipper-requested projects through an incremental surcharge layered on top of its existing base rates and other Commission-approved surcharges already in effect.

This Offer of Settlement contains the fifth specific agreement submitted under the Facilities Surcharge framework.2 This new agreement relates to the Mainline Expansion portion of the planned Southern Access Program (which is described in more detail below and in Exhibit I hereto).  A copy of the CAPP letter memorializing the Southern Access Mainline Expansion settlement is attached hereto as Exhibit II.

As the Commission is aware from prior proceedings, Enbridge Energy operates the U.S. portion of the Enbridge System, which is a major crude oil pipeline system providing transportation of Western Canadian oil to the U.S. Midwest and points in Eastern Canada and New York State.3  The Canadian portion of the Enbridge System is operated by Enbridge Pipelines Inc. (“EPI”) and is regulated by the National Energy Board (“NEB”) in Canada.  The U.S. portion, which is commonly referred to as the “Lakehead System,” is operated by Enbridge Energy subject to this Commission’s jurisdiction.  This Offer of Settlement pertains solely to the Lakehead System, and in particular to the recovery of costs associated with the expansion of

2 The first four agreements were submitted contemporaneously with the original Offer of Settlement establishing the Facilities Surcharge framework.

3 A map of the Enbridge System, depicting the various components of the System including the planned Mainline Expansion, is attached hereto as Exhibit IV.

mainline capacity on that system.4  By way of background, the discussion below will describe the overall Southern Access Program, which involves a coordinated expansion of capacity on the Enbridge System to accommodate a projected major increase in production from the oil sands resources in Western Canada.

REQUEST FOR EXPEDITED TREATMENT

This Offer of Settlement is being filed now, in advance of a rate filing or litigated proceeding, in order to give public notice of the addition of the Southern Access Mainline Expansion component to the Facilities Surcharge and to request approval to implement the new component when the Southern Access Mainline Expansion facilities are placed in service.  Enbridge Energy respectfully requests that the Commission provide expedited treatment of this Offer of Settlement to the extent consistent with the Commission’s rules and policies.  The total cost of the U.S. portion of the Mainline Expansion is estimated to be approximately $887 million (in 2005 U.S. dollars).  Although Enbridge Energy has already begun to incur some of the preliminary planning and engineering costs for this project, it will need to begin making irreversible contractual commitments for major capital items such as acquisition of pipe as early as the end of the first quarter of 2006.  Enbridge Energy will not be able to make those capital commitments in a timely manner if it does not have reasonable assurance that the tariff surcharge mechanism set forth in this Offer of Settlement will be accepted by the Commission.  Any deferral of those commitments threatens to delay the projected in-service date of the expansion and thereby create unavoidable bottlenecks that may hamper access of increased Canadian crude

4 EPI will be making an application to the NEB with respect to approval of the Canadian aspects of this project.

supplies to the U.S. Midwest market.  Therefore, Enbridge Energy requests that the Commission act on this Offer of Settlement as soon as possible, but in any event by March 15, 2006.

ISSUE STATEMENT

Whether the Commission should accept this Offer of Settlement between Enbridge Energy and CAPP in accordance with 18 C.F.R. § 385.602 (2005).

EXPLANATORY STATEMENT

I.                                         Overview of Facilities Surcharge Framework

The Facilities Surcharge, as approved by the Commission in the Facilities Surcharge Order, allows Enbridge Energy to recover the costs associated with particular shipper-requested projects through an incremental surcharge layered on top of the existing base rates and other Commission-approved surcharges already in effect.  The Facilities Surcharge is intended to be a transparent, cost-of-service-based tariff mechanism that will be trued-up each year to actual costs and throughput and that will therefore not be subject to adjustment either upwards or downwards under indexing.  Id. P 2.

The particular projects to be included are determined as the result of a negotiating process between Enbridge Energy and CAPP.  At the time of the establishment of the Facilities Surcharge, Enbridge Energy and CAPP had identified four specific projects for inclusion in the original surcharge.5  Id. P 3.  However, the Facilities Surcharge framework was expressly designed to be open-ended, and the Commission accepted Enbridge Energy’s proposal “to submit for Commission review and approval future agreements resulting from negotiations with CAPP where the parties have agreed that recovery of costs through the Facilities Surcharge is

5 The first four projects were:  (1) the Griffith Hartsdale Transfer Lines; (2) the Hartsdale Tank Charge; (3) the Superior Manifold Modification Project; and (4) the Line 17 Expansion Project.

desirable and appropriate.”  Id. P 1.  Thus, this supplemental Offer of Settlement is consistent with the intent of the Facilities Surcharge framework as previously approved by the Commission.

II.                                     The Southern Access Mainline Expansion

As noted above, the proposed expansion of the Lakehead System in the U.S. is a significant part of a larger project known as the Southern Access Program.  This section will describe the overall Southern Access Program in order to provide the Commission a context for the U.S. portion of the Mainline Expansion, which is the subject of this Offer of Settlement.  This information is intended to aid the Commission in understanding the systemwide benefits of the U.S. portion of the Mainline Expansion and should not be read to suggest that the Commission is being asked to determine any regulatory issues relating to the Canadian portion of this expansion project.

Based on the substantial capital investment currently being made in new facilities to develop Western Canada’s abundant oil sands resources, as well as the continuing development of Canadian heavy oil reserves, Enbridge Energy anticipates a major increase in the supply of Canadian crude oil available for export to U.S. markets.6  The Southern Access Program is prompted in large part by the projected need for significant infrastructure expansion in coming years to transport the expected surge in Canadian crude oil imports to the U.S. (offsetting supplies otherwise required from more volatile sources overseas).

The Southern Access Program as a whole involves a coordinated capacity expansion and potential extension of the Enbridge System from Hardisty, Alberta to points in the U.S. Midwest.

6 The Commission has previously taken notice of this “expected significant increase in Western Canadian crude oil production over the next decade” and the associated benefits to domestic refiners of having access to this source of refinery feedstock to offset declining domestic crude oil production in the Mid-Continent area.  Enbridge Energy Co., Inc., 110 FERC ¶ 61,211 at P 2 (2005).

The Mainline Expansion portion of Southern Access will occur both in Canada and the U.S.  Specifically, when the project is completed, EPI will be able to transport an additional 400,000 barrels per day (b/d) between Hardisty, Alberta, and the international border near Neche, North Dakota.  Similarly, Enbridge Energy will be able to transport an additional 400,000 b/d from the international border to the Chicago area (and points south).7  Further information regarding the U.S.-portion of the Southern Access Program can be found in Exhibit I hereto.

The first stage of the U.S. portion of the Mainline Expansion is expected to add 44,000 b/d of capacity in 2007 and up to an additional 146,000 b/d by early 2008.  The first stage includes 321 miles of new 30-inch pipeline between Superior and Delavan, Wisconsin, along with pump station enhancements upstream and downstream of this segment.  The cost of the first stage is projected to be approximately $499 million for the U.S. portion and $43 million for the Canadian portion.8  The expansion project’s second stage will add additional upstream pumping capacity and a new 133-mile pipeline segment from Delavan to Flanagan, Illinois, with completion expected in early 2009.  The second stage costs are estimated to be approximately $388 million for the U.S. portion and $92 million for the Canadian portion.  The schematic attached hereto as Exhibit V shows the planned stages of the expansion project.

At Flanagan, the new line segment will interconnect with the Spearhead Pipeline, which is currently being reversed to provide crude oil transportation service from Chicago to Cushing,

7 An additional aspect of the Southern Access Program is a possible extension of service on the Lakehead System to Wood River or Patoka, Illinois (the “Mainline Extension”).  Because the Mainline Extension phase of the Program is still under development, it is not included in this Offer of Settlement and will not be addressed further herein.

8 All dollar figures in this pleading are in 2005 U.S. dollars unless otherwise specified.

Illinois.9  Once the Southern Access Mainline Expansion is complete to Flanagan, the portion of the Spearhead Pipeline northeast of Flanagan will be re-reversed to provide access for Canadian production to Chicago via Flanagan.10  The downstream portion of Spearhead will continue to provide access to the trading hub at Cushing.

Completion of the total Southern Access Mainline Expansion will create a new 454-mile pipeline with approximately 400,000 b/d of incremental capacity.  This new pipeline will substantially increase the capability of the Lakehead System to transport Canadian crude oil production to Chicago, Cushing and other points in the Midwest, avoiding what will otherwise be a bottleneck that would significantly inhibit the access of Canadian crude to these important markets.  As noted earlier, the total cost of the U.S. portion of the expansion is currently estimated to be approximately $887 million.

III.                                 The Mainline Expansion:  Benefits To Shippers And The Proposed Surcharge Arrangement

The principal benefit of the Mainline Expansion will be increased capacity.  As noted above, a significant bottleneck is forecast to occur in the Enbridge System in the near future if mainline capacity is not increased.  The Southern Access Mainline Expansion will benefit all shippers by offering sufficient capacity to relieve bottlenecks and avoid projected apportionment of scarce capacity.  Enbridge Energy expects that the U.S. portion of the Mainline Expansion will result in approximately 400,000 b/d of incremental capacity when the project is completed.

Among the other significant benefits of the Mainline Expansion are:

9 See Enbridge Energy Co., Inc., 110 FERC ¶ 61,211 (2005).

10 Enbridge Energy has committed to provide service to Chicago via the Southern Access Mainline Expansion line to Flanagan at the same total tariff rate at which service to Chicago is available on the existing Lakehead System, so that shippers will be economically indifferent to which specific line segment is used to transport their oil to Chicago.

•                  An expected reduction in the tariff rates paid by shippers for transportation on the Canadian portion of the Enbridge System.  Because of the increased volumes made possible by the expansion, and the interaction of those increased volumes with the incentive tolling mechanism that applies to EPI’s Canadian tariff rates, heavy petroleum shippers on the Enbridge System will see their Canadian rates decline by an estimated $0.09 per barrel when the expansion is fully in service and fully utilized.  The result is that the net change in the total rate for heavy service from Western Canada (Hardisty) to Chicago will be a modest overall increase of approximately $0.13 per barrel (with smaller increases for light crude types);

•                  addition of the first increment of new Lakehead capacity at no capital cost to the shippers.  Enbridge Energy will add a new pump station at Shorewood and related enhancements to Line 6A to create up to 44,000 b/d of new capacity by 2007 without including a return on or return of the capital invested in those assets in the surcharge;

•                  increased supply flexibility in the Great Lakes area and beyond, benefiting regional refineries and consumers during tight supply situations;

•                  improved product quality due to greater separation among different crude types; and

•                  reduced transit times along the entire system.  For example, at Chicago, the delivery time improvement for heavy barrels using Line 4 is expected to be approximately 4 days, a 19% reduction when the expansion facilities are fully utilized.

Because the Mainline Expansion will enhance service to all shippers, Enbridge Energy and CAPP have agreed that the cost associated with the expansion should be borne by shippers to all delivery points on the Lakehead System in accordance with Enbridge Energy’s existing distance-based rate design.  This pricing mechanism is consistent with Commission precedent for oil pipelines.  See, e.g., SFPP, L.P., 104 FERC ¶ 61,163 at P 10-11 (2003).  As a common carrier, Enbridge Energy is projected to experience capacity constraints in the U.S. portion of its system that will affect shippers across the board.  The Southern Access Mainline Expansion will help relieve this constraint, thereby providing benefits to the system as a whole.  Accordingly, CAPP and Enbridge Energy have agreed to a surcharge component that will apply across the system so that all shippers pay in accordance with their usage of the system.

The specific terms of the surcharge calculation are set forth in Exhibit III attached hereto.  In general, Enbridge Energy will recover the cost of service of the U.S. portion of the Southern Access Mainline Expansion through a surcharge, which will be included in the Facilities Surcharge added to the indexed base rates and other existing surcharges currently in effect for Enbridge Energy.  The surcharge will be calculated on a cost of service basis and trued-up annually in the same manner as the existing surcharges under the Facilities Surcharge framework.  In particular, Enbridge Energy will file the new surcharge at such time as the first Mainline Expansion facilities go into service, based on an estimate of the first year’s projected costs and throughput volumes.  Thereafter, on April 1 of each succeeding year, Enbridge Energy will adjust the surcharge to true-up the prior year’s costs and throughput volumes to actual data and to reflect the projected costs and throughput volumes for the then-current year.  The surcharge will remain in effect for the projected depreciable life of the new facilities (30 years).

As set forth in Exhibit III, the terms of the cost-of-service calculation supporting the surcharge have been stipulated between CAPP and Enbridge Energy as follows.  Enbridge Energy will use the Commission’s Opinion No. 154-B methodology, but employing a stipulated capital structure that will remain fixed at 55% equity, 45% debt, consistent with SEP II surcharge.  The stipulated annual depreciation rate will be fixed at 3.33%.  The stipulated cost of debt for each year will be the weighted average long-term cost of debt of Enbridge Energy Partners, L.P. at the end of the prior calendar year.  The stipulated cost of equity will be fixed at a 9% real rate of return plus inflation.  The inflation rate used will be the current year CPI-U as determined from time to time in accordance with the Opinion 154-B methodology.  The tax allowance component of the cost of service will be determined each year in accordance with the FERC’s tax allowance policy in effect in such year.  All incremental operating costs, property or similar taxes, and fuel and power expenses associated with the Southern Access Mainline Expansion will be included in the cost of service, including an adjustment for power costs that is described in detail in paragraph 5 of Exhibit III.  As set forth in paragraph 6 of Exhibit III, in calculating the annual surcharge, the revenue synergies on the U.S. portion of the expansion will be split 50/50 between Enbridge Energy and the shippers.  This agreed-upon allocation apportions the revenue benefits of the increased capacity, part of which are attributable to previously constructed facilities, and provides both the pipeline and the shippers with benefits across a range of throughput outcomes.

The net change in the overall rates from Hardisty to U.S. destinations is modest since the Canadian rates of EPI are expected to decline in response to increased volumes, partially offsetting the expected increase in the tariff rates for the Lakehead System.  For illustrative purposes, Exhibit VI sets forth an estimate of the surcharge component for transportation of heavy crude petroleum from the international border to Chicago as of 2009.  This illustration is offered solely to provide an approximation of the magnitude of the planned surcharge; the actual calculation will be made at the time of the annual surcharge filings.   For context, Exhibit VI also shows the net change in the total rate from Hardisty to Chicago, which reflects the offsetting effects of expected rate reductions in Canada.

As with the original Offer of Settlement that resulted in the Facilities Surcharge Order, Enbridge Energy proposes that the Commission follow its Rule 602 procedures for processing this Offer of Settlement.  In particular, parties seeking to comment on any aspect of the proposed settlement should be required to do so within 20 days of the date of the filing of this Offer of Settlement (Rule 602(f)(2)).  Reply comments would then be due 10 days later.  Following receipt of comments and reply comments, if any, the Commission should proceed expeditiously to consider this Offer of Settlement, as requested above.11

CONCLUSION

For the reasons set forth above, Enbridge Energy respectfully requests that the Commission approve this supplemental agreement under the Facilities Surcharge framework pursuant to 18 C.F.R. § 385.602 and permit the Southern Access Mainline Expansion component of the Facilities Surcharge to take effect at such time as the relevant facilities are placed in service, as requested herein.12  Enbridge Energy further requests that the Commission provide expedited treatment of this Offer of Settlement to the extent possible, to avoid any unnecessary delays in the construction schedule for this important infrastructure project.

Respectfully submitted,

/s/ Steven Reed
Steven Reed
John Clopper
STEPTOE & JOHNSON LLP
1330 Connecticut Ave., N.W.
Washington, D.C. 20036

Counsel for Enbridge Energy, Limited Partnership

December 21, 2005

11 For convenience, a form of Notice of Settlement is attached as Exhibit VII.

12 Enbridge Energy requests that the Commission waive the filing requirements under 18 C.F.R. §§ 342.1, 342.3(a), and 342.4 to the extent necessary to facilitate the filing of this proposed surcharge.  The Commission’s approval of this Offer of Settlement will not constitute approval of, or precedent regarding, any principle or issue settled.

Exhibit I

Below is an itemization of the U.S. facilities for the Southern Access Expansion Project

Mainline Expansion

Stage 1 – Downstream of Superior

➢    321 miles of 30-inch pipe, (Superior, Wisconsin to Delavan, Wisconsin)

➢    2 - 3,500 HP pump and motor additions

➢    29 pump modifications

➢    4 pump stations (Delavan, Wisconsin to Griffith, Indiana)

➢    New power infrastructure at new locations, and infrastructure upgrades and transformer modifications at existing stations as required

➢    New Line 14 station at Shorewood

➢    Line 6A debottlenecking consisting of SCADA modifications; installation of 2 VFD’s at existing facilities; PCV review and tuning at 27 sites; installation of an in-line booster pump; and a transient analysis

Stage 1 – Canada-U.S. Border to Superior

➢    Pump modification at 7 sites

➢    Station piping upgrades at 5 sites

➢    Transformer upgrades

Stage 2 – Downstream of Superior

➢    133 miles of 30-inch pipe, (Delavan Wisconsin to Flanagan, Illinois)

➢    A new pump station at Superior, Wisconsin

➢    4 - Line 14 station tie-ins

➢    Superior and Flanagan Terminal connections

➢    6 new stations (4 of which are at existing sites)

➢    1 – 400,000 barrel breakout tank at Griffith terminal

➢    Reversal of Spearhead Pipeline to Chicago consisting of a new pump station at Flanagan, Illinois, and refurbishment of 1 million barrels of tankage at Flanagan.

Stage 2 – Canada-U.S. border to Superior

➢    Pump modifications at 4 sites

➢    Upgrade motors from 2,500HP to 5,000HP at 7 sites

➢    Electrical system upgrades to 4 sites

December 2l, 2005

Rick Sandahl
Vice President, Market Development
Enbridge Pipelines Inc.
3000, 425 - I Street S.W.
Calgary, Alberta T2P 3L8

Dear Mr. Sandahl:

Re: Enbridge Pipelines’ Southern Access Mainline Expansion

This letter confirms the agreement of the Canadian Association of Petroleum Producers (CAPP) to the use of the existing Facilities Surcharge mechanism, as approved by the U.S. Federal Energy Regulatory Commission (FERC) on June 30, 2004, to implement a surcharge for recovery of costs incurred by Enbridge Energy, Limited Partnership (Enbridge) for an expansion of Enbridge’s mainline capacity known as the Southern Access Mainline Expansion. This agreement is limited to the expansion phase of the Southern Access project (i.e., the expansion of capacity from the Canada/U.S. border to Flanagan, Illinois, with further service to Griffith, Indiana, via a segment of the Spearhead Pipeline to be utilized by Enbridge), and does not apply to any aspect of the extension phase of the Southern Access project (i.e., the potential extension of service from Flanagan southward to Patoka or Wood River, Illinois).

CAPP understands the expansion that is the subject of this letter will proceed in stages. The first stage will provide an initial increase in capacity of approximately 44,000 (barrels per day (b/d) scheduled to be in place in 2007, with an additional 146,000 b/d scheduled to be in place in 2008. The second stage will add a further 210,000 b/d, which is scheduled to be in place in 2009. CAPP undertakes this agreement with the understanding that, if requested in writing to do so by CAPP, on behalf of industry, Enbridge will defer the development or completion of a stage until CAPP provides further notice in writing that the stage should proceed (Enbridge would be entitled to recover through the surcharge costs incurred prior to CAPP’s request for deferral). CAPP has requested this flexibility to ensure additional pipeline capacity is developed and completed in a timely manner in conjunction with the growth in crude oil supply.

CAPP understands that Enbridge Energy will submit an Offer of Settlement to the FERC seeking approval for the Southern Access Mainline Expansion Surcharge and its inclusion in the Facilities Surcharge mechanism. Exhibit III to the Offer of Settlement is a description of the terms of the proposed Southern Access Mainline Expansion Surcharge, including the calculation of power costs to be included in the surcharge. CAPP agrees that the Southern Access Mainline Expansion

2100, 30 – 7th Ave. S.W.	905, 235 Water Street
Calgary, Alberta	St. John’s, Newfoundland
Canada T2P 3N9	Canada A1C 1B6
Tel (403) 267-1100	Tel (709) 724-4200
Fax (403) 261-4622	Fax (709) 724-4225

Email: ommunication@capp.ca	Website: www.capp.ca

Letter to Mr. Rick Sandahl

Re: Enbridge Pipelines’ Southern Access Mainline Expansion

Surcharge is to be calculated in accordance with the terms set out in Exhibit III to the Offer of Settlement, for a period of 30 years (the projected depreciable life of the new facilities), and that the surcharge is to be based on the underlying Enbridge toll design where tolls vary by distance and crude type.

CAPP authorizes Enbridge to submit this letter to the FERC in connection with the Offer of Settlement and to convey to the FERC that CAPP is in agreement with the use of the Facilities Surcharge mechanism for the Southern Access project.  CAPP is of the view that the proposed Southern Access Mainline Expansion will enhance the capacity, efficiency and flexibility of the Enbridge system and that the Facilities Surcharge is an appropriate mechanism for recovery of the costs associated with the Southern Access Mainline Expansion project.

Should further clarification of this letter be required, please contact me at (403) 267-1137.

Sincerely,

/s/ Onno DeVries
Onno DeVries
General Manager, Oil Sands and Oil Markets

CAPP_EDMS-#96678

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EXHIBIT III

SOUTHERN ACCESS MAINLINE EXPANSION SURCHARGE TERMS

1.                                       The U.S. portion of the proposed Southern Access Mainline Expansion will consist principally of construction of a new 30-inch pipeline from Superior, Wisconsin to Flanagan, Illinois, along with certain system modifications upstream of Superior.  This project is expected to provide approximately 400,000 barrels per day of heavy crude petroleum capacity from the Canada/U.S. border to Flanagan, and will also include utilization of a segment of the Spearhead Pipeline to permit volumes to access Griffith, Indiana, via Flanagan.

2.                                       Enbridge Energy, Limited Partnership (“Enbridge Energy”) proposes to recover the cost of service of the U.S. portion of the Southern Access Mainline Expansion through a surcharge (the “Southern Access Mainline Expansion Surcharge” or “Surcharge”) to be included in the systemwide rates of Enbridge Energy in accordance with Enbridge Energy’s overall rate design.  The Surcharge would be included in the existing Facilities Surcharge that is added to the indexed base rates and other existing surcharges currently in effect in Enbridge Energy’s rates, and would not itself be subject to indexing.

3.                                       The Surcharge would be calculated on a cost of service basis and trued-up annually in the same manner as the existing SEP II surcharge in Enbridge Energy’s rates.  In particular, Enbridge Energy proposes to file the Southern Access Mainline Expansion Surcharge at such time as the relevant facilities go into service, based on an estimate of the first year’s projected costs and throughput volumes.  Thereafter, on April 1 of each succeeding year, Enbridge Energy will adjust the Surcharge to true-up the prior year’s estimated costs and throughput volumes to actual data and to reflect the projected costs and throughput volumes for

the then-current year.  The Surcharge will remain in effect for 30 years (the projected depreciable life of the new facilities).   Enbridge Energy shall perform a final true-up within three months after the expiration of the 30 year-period.  If the final true-up discloses a difference between the estimated costs and throughput volumes and the actual data, such difference (negative or positive) shall be recovered or credited on throughput volumes over the following twelve month-period.

4.                                       For purposes of the cost of service calculation, Enbridge Energy will use the FERC’s Opinion No. 154-B methodology, but employing a stipulated capital structure that will remain fixed at 55% equity, 45% debt, consistent with SEP II.  The stipulated annual depreciation rate will be fixed at 3.33%.  The stipulated cost of debt for each year will be the weighted average long-term cost of debt of Enbridge Energy Partners, L.P. at the end of the prior calendar year.  The stipulated cost of equity will be fixed at a 9% real rate of return plus inflation.  The inflation rate used will be the current year CPI-U as determined from time to time in accordance with the Opinion 154-B methodology.  The tax allowance component of the cost of service will be determined each year in accordance with the FERC’s tax allowance policy in effect in such year.  All incremental operating costs, property or similar taxes, and fuel and power expenses associated with the Southern Access Mainline Expansion will be included in the cost of service, including the adjustment described in paragraph 5 hereof (the “Power Cost Adjustment”).

5.                                       The Power Cost Adjustment to be included in the Surcharge will reflect the incremental variable costs (positive or negative) resulting from the Southern Access Mainline Expansion.  The Power Cost Adjustment will be calculated in the following manner:

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a.                                       The costs or cost savings to be included in the Power Cost Adjustment are those incremental costs or cost savings associated with drag reducing agent, natural gas, diesel and other fuels, electrical power, utility ratchet charges, and any and all other energy charges incurred to transport commodities through the Southern Access Mainline Expansion (“Power Costs”).

b.                                      As with other components of the Southern Access Mainline Expansion Surcharge, the Power Cost Adjustment will be forecast for each calendar year and the forecast will be used in calculating the Surcharge to be effective on April 1 of that year.  The forecast will take account of volume and mill-rate projections and will be based on the principles set forth in this paragraph 5.  During the calendar year, Enbridge Energy will calculate the Power Cost Adjustment (positive or negative) for each month based on the volume transported, crude slate and Power Costs for that month.  The monthly amounts so calculated will be summed (taking into account both positive and negative amounts) and the resulting total for the year will be deemed the final Power Cost Adjustment for that year.  Enbridge Energy will true-up the forecasted Power Cost Adjustment to the final Power Cost Adjustment for the calendar year, and the difference (positive or negative) will be included in the calculation of the Surcharge to take effect on April 1 of the year following the calendar year in which the applicable Power Costs were incurred, up to and including April 1 of the thirtieth calendar year of the Surcharge.

c.                                       The monthly calculation of the final Power Cost Adjustment will be performed separately for:  (1) the lines immediately downstream of Superior, Wisconsin, other than line 5 (i.e., Lines 6a, 14 and the new Southern Access line) (the “Ex-Superior Lines”); (2) the lines between the Canada/US border and Superior (i.e., Lines 2, 3, 4 and 13) (the “Border to Superior Lines”); and (3) the portion of the Spearhead Pipeline between Flanagan, Illinois, and

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Griffith, Indiana, which Enbridge Energy plans to reconfigure to permit deliveries from Flanagan to Griffith (the “Spearhead Line”).  The total Power Cost Adjustment for each month will be the sum of the individual components (positive or negative) for each of these three segments.

d.                                      The Power Cost Adjustment component for the Ex-Superior Lines will be determined by comparing the actual Power Costs incurred for operation of the Ex-Superior Lines during a given month (the “Ex-Superior Actual Power Costs”) with a calculation of the Power Costs that would have been incurred to operate Lines 6a and 14 during that month without the expansion facilities (i.e., without the Southern Access line and without the Shorewood pump station on line 14) (the “Ex-Superior Base Power Costs”), assuming that throughput on the Ex-Superior Lines is equal to the greater of (i)  the throughput actually transported on the Ex-Superior Lines during a given month (the “Actual Ex-Superior Throughput”) or (ii) the Pre-Expansion Capacity of Lines 6a and 14 during that month and applying the following adjustments and procedures:

(1)                                  For all purposes under this paragraph 5, Pre-Expansion Capacity means the capacity of the pre-expansion facilities in a given month assuming the same crude slate as the crude slate actually transported through the expanded facilities during that month (i.e., all else being equal, a relatively heavier crude slate will reduce the Pre-Expansion Capacity and a relatively lighter crude slate will increase the Pre-Expansion Capacity in accordance with the hydraulic model employed by Enbridge Energy).  The Pre-Expansion Capacity of Line 6a is assumed to be 100,000 m3/d with an all-heavy petroleum crude slate and using the heater at

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Superior.1  The Pre-Expansion Capacity of Line 14 can vary from 39,000 m3/d to 51,500 m3/d, depending upon the crude slate transported.

(2)                                  To the extent Actual Ex-Superior Throughput exceeds the Pre-Expansion Capacity of Lines 6a and 14, the Actual Ex-Superior Throughput will be prorated such that the Pre-Expansion Capacity of Lines 6a and 14 is not exceeded (resulting in “Prorated Ex-Superior Throughput”).  The difference between Actual Ex-Superior Throughput and Prorated Ex-Superior Throughput constitutes the Qualifying Volumes for purposes of paragraphs 5(e)(1) and 6 below.

(3)                                  Once the Prorated Ex-Superior Throughput is determined, Enbridge Energy’s standard hydraulic model will be used to calculate the Power Costs that would have been incurred to operate Lines 6a and 14 at their Pre-Expansion Capacity in that month assuming the Prorated Ex-Superior Throughput.  The Power Costs so calculated will be the Ex-Superior Base Power Costs for that month.

(4)                                  The difference between the Ex-Superior Actual Power Costs and the Ex-Superior Base Power Costs for any month (positive or negative) will be the Power Cost Adjustment component for the Ex-Superior Lines for that month.

(5)                                  Illustrative examples of the calculation of the monthly Power Cost Adjustment component for the Ex-Superior Lines are set forth in Exhibit A hereto.

e.                                       The Power Cost Adjustment component for the Border to Superior Lines will be determined by comparing the actual Power Costs incurred to operate the Border to Superior Lines during a given month (the “BTS Actual Power Costs”) with a calculation of the Power Costs that would have been incurred to operate the Border to Superior Lines during that

1 The term “m3/d” means cubic meters per day.  A cubic meter of crude oil is approximately 6.29 barrels.

5

month without the expansion Ex-Superior facilities described in paragraph 5(d) and without the expansion of capacity on Lines 3 and 4 (the “BTS Base Power Costs”), and applying the following adjustments to determine BTS Base Power Costs:

(1)                                  As step (1), the actual throughput transported through the Border to Superior Lines during the month will first be reduced by subtracting the Qualifying Volumes for that month calculated under paragraph 5(d)(2) above.

(2)                                  As step (2), to the extent the throughput volume remaining after step 1 would require use of capacity in Line 3 or Line 4 in excess of the Pre-Expansion Capacity of either of those lines, the throughput volume will be further reduced by eliminating volumes transported from the Border to Superior until the assumed volume transported through Lines 3 and 4 does not exceed the Pre-Expansion Capacity of those lines.  The Pre-Expansion Capacity of Line 3 is assumed to be 71,000 m3/d with an all-heavy petroleum crude slate.  The Pre-Expansion Capacity of Line 4 is assumed to be 106,500 m3/d with an all-heavy petroleum crude slate.

(3)                                  After steps (1) and (2), Enbridge Energy’s standard hydraulic model will be used to calculate the Power Costs that would have been incurred during the month in question to operate the Border to Superior Lines at the throughput volume remaining after the reductions to actual throughput provided for in steps (1) and (2).    The amount so calculated will be the BTS Base Power Costs for that month.

(4)                                  The difference between the BTS Actual Power Costs and the BTS Base Power Costs for any month will be the Power Cost Adjustment component for the Border to Superior Lines for that month.

6

(5)                                  Illustrative examples of the calculation of the monthly Power Cost Adjustment component for the Border to Superior Lines are set forth in Exhibit B hereto.

f.                                         The Power Cost Adjustment component for the Spearhead Line will consist of all Power Costs incurred for movements from Flanagan to Griffith during the month in question.

6.                                       In recognition of the previously constructed Terrace capacity that will be utilized as part of this expansion, the cost of service for the Surcharge will be credited with revenue associated with the new capacity available downstream from Superior, Wisconsin by multiplying the Qualifying Volumes determined under paragraph 5(d)(2) hereof by 50% of the applicable Enbridge Energy tariff rates from the Canada/US Border to Chicago (exclusive of the Facilities Surcharge and the Southern Access Mainline Expansion Surcharge).

7

Exhibit A

Power Cost Adjustment

Ex-Superior Lines

(Actual ex-Superior Throughput is less than Pre-Expansion Capacity)

Examples of Power Cost Adjustment

Example 1

Assume:	For month of October 2010

The ex-Superior Actual Power Costs to operate Lines 6A, 14 and SA ex-Superior, WI is US$2.6 million.

The actual throughput transported through the ex-Superior Lines (L6A, 14 and SA) during the month is 129,500 m3/d.

The Pre-Expansion Capacity of the combined Line 6A and Line 14 is 149,500 m3/d (with L14’s actual SA linefill of 60% light, 40% heavy).

The standard Enbridge hydraulic model derives an ex-Superior Base Power Cost of US$4.3 million associated with the throughputs of 149,500 m3/d on L6A (all heavy) and L14 (60% light, 40% heavy).

Thus:	The Power Cost Adjustment component for October 2010 will be the ex-Superior Actual Power Costs less the ex-Superior Base Power Cost = (US$2.6 million – US$4.3 million) = -US$1.7 million.

Therefore:

The Power Cost Adjustment of -US$1.7 million for October 2010 will be summed together with the Power Cost Adjustments calculated for the other 11 months in the 2010 calendar year and together will be recovered as part of the 2011 Southern Access Mainline Expansion Surcharge.

* These Power Cost Adjustments are used for illustrative purposes and do not constitute or imply that they will be the actual or anticipated Power Cost Adjustments for October 2010 or any other Month.

Exhibit A (cont’d)

Power Cost Adjustment

Ex-Superior Lines

(Actual ex-Superior Throughput is equal or greater than Pre-Expansion Capacity)

Examples of Power Cost Adjustment

Example 2A

Assume:	For month of October 2010

The ex-Superior Actual Power Costs to operate Lines 6A, 14 and SA ex-Superior, WI is US$6.2 million.

The actual throughput transported through the ex-Superior Lines (L6A, 14 and SA) during the month is 189,500 m3/d. (Actual Line 14 crude slate is 60% light, 40% heavy).

The Pre-Expansion Capacity of the combined Line 6A and Line 14 is 149,500 m3/d (with L14’s actual SA linefill of 60% light, 40% heavy).

The standard Enbridge hydraulic model derives an ex-Superior Base Power Cost of US$6.3 million associated with the throughputs of 149,500 m3/d on L6A (all heavy) and L14 (60% light, 40% heavy).

Thus:	The Power Cost Adjustment component for October 2010 will be the ex-Superior Actual Power Costs less the ex-Superior Base Power Cost = (US$6.2 million – US$6.3 million) = -US$0.1 million.

Therefore:

The Power Cost Adjustment of -US$0.1 million for October 2010 will be summed together with the Power Cost Adjustments calculated for the other 11 months in the 2010 calendar year and together will be recovered as part of the 2011 Southern Access Mainline Expansion Surcharge.

* These Power Cost Adjustments are used for illustrative purposes and do not constitute or imply that they will be the actual or anticipated Power Cost Adjustments for October 2010 or any other Month.

2

Exhibit A (cont’d)

Power Cost Adjustment

Ex-Superior Lines

(lighter Line 14 crude slate resulting in higher Pre-Expansion Capacity)

Examples of Power Cost Adjustment

Example 2B

Assume:	For month of October 2010

The ex-Superior Actual Power Costs to operate Lines 6A, 14 and SA ex-Superior, WI is US$6.0 million.

The actual throughput transported through the ex-Superior Lines (L6A, 14 and SA) during the month is 189,500 m3/d. (Actual Line 14 crude slate is 75% light, 25% heavy).

The Pre-Expansion Capacity of the combined Line 6A and Line 14 is 151,500 m3/d (with L14’s actual SA linefill of 75% light, 25% heavy).

The standard Enbridge hydraulic model derives an ex-Superior Base Power Cost of US$6.2 million associated with the throughputs of 151,500 m3/d on L6A (all heavy) and L14 (75% light, 25% heavy).

Thus:	The Power Cost Adjustment component for October 2010 will be the ex-Superior Actual Power Costs less the ex-Superior Base Power Cost = (US$6.0 million – US$6.2 million) = -US$0.2 million.

Therefore:

The Power Cost Adjustment of -US$0.2 million for October 2010 will be summed together with the Power Cost Adjustments calculated for the other 11 months in the 2010 calendar year and together will be recovered as part of the 2011 Southern Access Mainline Expansion Surcharge.

* These Power Cost Adjustments are used for illustrative purposes and do not constitute or imply that they will be the actual or anticipated Power Cost Adjustments for October 2010 or any other Month.

3

Exhibit A (cont’d)

Power Cost Adjustment

Ex-Superior Lines

(heavier Line 14 crude slate resulting in lower Pre-Expansion Capacity)

Examples of Power Cost Adjustment

Example 2C

Assume:	For month of October 2010

The ex-Superior Actual Power Costs to operate Lines 6A, 14 and SA ex-Superior, WI is US$6.7 million.

The actual throughput transported through the ex-Superior Lines (L6A, 14 and SA) during the month is 189,500 m3/d. (Actual Line 14 crude slate is 50% light, 50% heavy).

The Pre-Expansion Capacity of the combined Line 6A and Line 14 is 145,000 m3/d (with L14’s actual SA linefill of 50% light, 50% heavy).

The standard Enbridge hydraulic model derives an ex-Superior Base Power Cost of US$6.1 million associated with the throughputs of 145,000 m3/d on L6A (all heavy) and L14 (50% light, 50% heavy).

Thus:	The Power Cost Adjustment component for October 2010 will be the ex-Superior Actual Power Costs less the ex-Superior Base Power Cost = (US$6.7 million – US$6.1 million) = US$0.6 million.

Therefore:

The Power Cost Adjustment of US$0.6 million for October 2010 will be summed together with the Power Cost Adjustments calculated for the other 11 months in the 2010 calendar year and together will be recovered as part of the 2011 Southern Access Mainline Expansion Surcharge.

* These Power Cost Adjustments are used for illustrative purposes and do not constitute or imply that they will be the actual or anticipated Power Cost Adjustments for October 2010 or any other Month.

4

Exhibit B

Power Cost Adjustment

Border to Superior

(Actual ex-Superior throughput is greater than pre Southern Access ex-Superior throughput, Line 3 and 4 less than Terrace III capacity)

Examples of Power Cost Adjustment

Example 1

Assume:	For month of October 2010

The actual throughput transported ex-Superior on Line 6A, Line 14 and the Southern Access line is 159,500 m3/d. The crude slate is 20% light, 80% heavy which when allocated pre-Southern Access yields a Line 14 crude slate of 60% light, and 40% heavy.

The actual throughput transported on the combined Line 3 and Line 4 is 180,000 m3/d of crude.

The Pre-Expansion Capacity of the combined Line 3 and Line 4 is 177,300 m3/d.

The Pre-Expansion Capacity of the combined Line 6A and Line 14 is 149,500 m3/d (with L14’s actual SA linefill of 60% light, 40% heavy).

The actual throughput transported through the Border to Superior Lines during the month is 280,000 m3/d.

The BTS Actual Power Costs to operate Lines 1, 2, 3, 4, and 13 between the Canada/US international border and Superior, WI is US$4.0 million.

The standard Enbridge hydraulic model derives a BTS Base Power Cost of US$3.5 million associated with a volume of 270,000 m3/d.

Thus:

The pre-Southern Access Line 14 capacity is 49,500 m3/d for total Pre-Expansion Capacity of 149,500 m3/d ex-Superior.

The Qualifying Volume = actual throughput ex-Superior less the Pre-Expansion Capacity = (159,500 m3/d – 149,500 m3/d) = 10,000 m3/d.

Therefore:

Step 1:

Actual throughput on Line 3 and Line 4 less Qualifying Volumes = (180,000 m3/d – 10,000 m3/d) = 170,000 m3/d.

Step 2:

Does not apply since adjusted Line 3 and Line 4 throughput does not exceed the Pre-Expansion Capacity of Line 3 and Line 4.

And:

The Pro-Rated BTS throughput used to determine the BTS Base Power Costs are the Actual throughput adjusted for Steps 1 and 2 above = (280,000 m3/d – 10,000 m3/d) = 270,000 m3/d.

Thus:	The Power Cost Adjustment component for October 2010 will be the BTS Actual Power Costs less the BTS Base Power Cost = (US$4 million – US$3.5 million) = US$0.5 million.

Therefore:

The Power Cost Adjustment of US$0.5 million for October 2010 will be summed together with the Power Cost Adjustments calculated for the other 11 months in the 2010 calendar year and together will be recovered as part of the 2011 Southern Access Mainline Expansion Surcharge.

* These Power Cost Adjustments are used for illustrative purposes and do not constitute or imply that they will be the actual or anticipated Power Cost Adjustments for October 2010 or any other Month.

Exhibit B (cont’d)

Power Cost Adjustment

Border to Superior

(Actual ex-Superior throughput is greater than pre Southern Access ex-Superior throughput, Line 3 and 4 greater than Terrace III capacity)

Examples of Power Cost Adjustment

Example 2

Assume:	For month of October 2010

The actual throughput transported ex-Superior on Line 6A, Line 14 and the Southern Access line is 159,500 m3/d. The crude slate is 20% light, 80% heavy which when allocated pre-Southern Access yields a Line 14 crude slate of 60% light, and 40% heavy.

The actual throughput transported on the combined Line 3 and Line 4 is 196,000 m3/d of crude.

The Pre-Expansion Capacity of the combined Line 3 and Line 4 is 177,300 m3/d.

The Pre-Expansion Capacity of the combined Line 6A and Line 14 is 149,500 m3/d (with L14’s actual SA linefill of 60% light, 40% heavy).

The actual throughput transported through the Border to Superior Lines during the month is 289,000 m3/d.

The BTS Actual Power Costs to operate Lines 1, 2, 3, 4, and 13 between the Canada/US international border and Superior, WI is US$4.5 million.

The standard Enbridge hydraulic model derives a BTS Base Power Cost of US$3.5 million associated with a volume of 270,300 m3/d.

Thus:

The pre-Southern Access Line 14 capacity is 49,500 m3/d for total Pre-Expansion Capacity of 149,500 m3/d ex-Superior.

The Qualifying Volume = actual throughput ex-Superior less the Pre-Expansion Capacity = (159,500 m3/d – 149,500 m3/d) = 10,000 m3/d.

Therefore:

Step 1:

Actual throughput on Line 3 and Line 4 less Qualifying Volumes = (196,000 m3/d – 10,000 m3/d) = 186,000 m3/d

Step 2:

Adjusted actual combined Line 3 and Line 4 throughput from Step 1 less the Pre-Expansion Capacity = (186,000 m3/d – 177,300 m3/d) = 8,700 m3/d.

And:

The Pro-Rated BTS throughput used to determine the BTS Base Power Costs is the Actual throughput adjusted for Steps 1 and 2 above = (289,000 m3/d – 10,000 m3/d – 8,700 m3/d) = 270,300 m3/d.

Thus:	The Power Cost Adjustment component for October 2010 will be the BTS Actual Power Costs less the BTS Base Power Cost = (US$4.5 million – US$3.5 million) = US$1.0 million.

Therefore:

The Power Cost Adjustment of US$1.0 million for October 2010 will be summed together with the Power Cost Adjustments calculated for the other 11 months in the 2010 calendar year and together will be recovered as part of the 2011 Southern Access Mainline Expansion Surcharge.

* These Power Cost Adjustments are used for illustrative purposes and do not constitute or imply that they will be the actual or anticipated Power Cost Adjustments for October 2010 or any other Month.

Exhibit IV

Exhibit V

Exhibit V

Exhibit VI

Enbridge Energy, Limited Partnership

Southern Access Project Illustrative Heavy Rates

Assumes Full Utilization of Southern Access Capacity

	2007	2008	2009	2010
From Hardisty, Alberta to Griffith, Indiana ($US/bbl)
Base Toll	0.70	0.71	0.73	0.74
TRV	0.17	0.08	0.02	0.00
Terrace Surcharge	0.03	0.03	0.03	0.02
Spearhead Surcharge	0.02	0.02	0.02	0.02
Exxon Mobil Surcharge	0.02	0.02	0.02	0.02
Southern Access Surcharge	0.00	0.00	(0.02)	(0.01)

Total Enbridge Pipelines Inc. - CANADA	0.94	0.85	0.80	0.78

Index Rate	0.75	0.76	0.78	0.80
SEP II Surcharge	0.13	0.12	0.11	0.11
Terrace Surcharge	0.06	0.04	0.01	0.02
Facilities Surcharge	0.01	0.01	0.01	0.01
Southern Access Surcharge	0.01	0.17	0.22	0.22

Total Enbridge Energy, Limited Partnership - US	0.95	1.09	1.13	1.14

Total Rate from Hardisty, Alberta to Griffith, Indiana	1.88	1.94	1.93	1.93

From Hardisty, Alberta to Clearbrook, Minnesota ($US/bbl)
Base Toll	0.70	0.71	0.73	0.74
TRV	0.17	0.08	0.02	0.00
Terrace Surcharge	0.03	0.03	0.03	0.02
Spearhead Surcharge	0.02	0.02	0.02	0.02
Exxon Mobil Surcharge	0.02	0.02	0.02	0.02
Southern Access Surcharge	0.00	0.00	(0.02)	(0.01)

Total Enbridge Pipelines Inc. - CANADA	0.94	0.85	0.80	0.78

Index Rate	0.19	0.19	0.20	0.20
SEP II Surcharge	0.02	0.02	0.02	0.02
Terrace Surcharge	0.01	0.01	0.00	0.00
Facilities Surcharge	0.00	0.00	0.00	0.00
Southern Access Surcharge	0.00	0.03	0.04	0.04

Total Enbridge Energy, Limited Partnership - US	0.22	0.25	0.26	0.26

Total Rate from Hardisty, Alberta to Clearbrook, Minnesota	1.16	1.10	1.06	1.05

EXPEDITED TREATMENT REQUESTED

UNITED STATES OF AMERICA

BEFORE THE

FEDERAL ENERGY REGULATORY COMMISSION

)
Enbridge Energy, Limited Partnership	)	Docket No. OR06-___
)

NOTICE OF SETTLEMENT FILING

Take notice that on December 21, 2005, Enbridge Energy, Limited Partnership (“Enbridge Energy”), with the support of the Canadian Association of Petroleum  Producers (“CAPP”), submitted an Offer of Settlement under Rule 602 of the Commission’s Rules of Practice and Procedure, 18 C.F.R. § 385.602, regarding a supplement to the Facilities Surcharge approved by the Commission in Enbridge Energy, Limited Partnership, 107 FERC ¶ 61,336 (June 30, 2004) (“Facilities Surcharge Order”).

Enbridge Energy is a common carrier oil pipeline regulated by the Commission. CAPP is a trade association representing 98 percent of the producers of natural gas, crude oil, oil sands, and elemental sulphur exploration, development and production in Canada. As described in the Facilities Surcharge Order, the Facilities Surcharge is designed to recover the annualized cost of certain projects undertaken by Enbridge Energy at shipper request and approved by CAPP for recovery through the surcharge mechanism. This Offer of Settlement proposes to include an additional project in the Facilities Surcharge---a major planned expansion of Enbridge Energy’s mainline capacity.

Through the Offer of Settlement, Enbridge Energy and CAPP specifically request approval for the inclusion in the Facilities Surcharge of the project described in the Offer of

Settlement, in accordance with the CAPP letter memorializing the settlement attached to the Offer of Settlement.

In accordance with Rule 602(0 of the Commission’s Rules of Practice and Procedure, 18 C.F.R § 385.602(f), any person desiring to comment on this Offer of Settlement should file its comments with the Federal Energy Regulatory Commission, 888 First Street, NE, Washington, DC 20426, no later than 20 days after the date of filing of the Offer of Settlement (i.e., by January 10, 2006). Reply comments will be due no later than 30 days after the date of filing of the Offer of Settlement (i.e., by January 20, 2006). Comments and reply comments must be filed on or before the dates specified herein. This filing is available for review at the Commission in the Public Reference Room or may be viewed on the Commission’s website at http:/www.ferc.gov using the “eLibrary” link. Enter the docket number excluding the last three digits in the docket number field to access the document. For assistance, please contact FERC Online Support at FERCOnlineSupport~fere.gov or toll-free at (866) 208-3676, or for TrY, contact (202) 502-8659. Comments and reply comments may be filed electronically via the Internet in lieu of paper, see 18 C.F.R. § 385.2001(aX1Xiii) and the instructions on the Commission’s web site under the “e-Filing” link. The Commission strongly encourages electronic filings.

Comment Date:                                    January 10, 2006

Reply Comment Date:                         January 20, 2006

CERTIFICATE OF SERVICE

I, John D. Clopper, certify that on December 21, 2005, I caused copies of the foregoing Offer of Settlement and attachments to be served on the Canadian Association of Petroleum Producers and on all current shippers and tariff subscribers of Enbridge Energy, Limited Partnership.

Dated: December 21, 2005	/s/ John D. Clopper
John D. Clopper